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                                                                   Exhibit 99.1

                          UNITED STATES DISTRICT COURT
                            NORTHERN DISTRICT OF OHIO
                                EASTERN DIVISION

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                                   )
IN RE NATIONAL AUTO CREDIT, INC.   )     1: 98 CV 0264
SECURITIES LITIGATION              )
                                   )     Chief Judge George W. White
THIS DOCUMENT RELATES TO:          )
ALL ACTIONS                        )     Consolidated Amended
                                   )     Class Action Complaint
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                  Plaintiffs, individually and on behalf of all persons
similarly situated, by their undersigned attorneys, for their consolidated amended class action complaint, allege upon personal knowledge as to themselves and there own acts and as to all other matters upon the investigation made by and through their attorneys, including review of Securities and Exchange Commission ("SEC") filings, news reports, press releases, and other documents. Plaintiffs believe that further substantial evidentiary support will exist for the allegations set forth below after a reasonable opportunity for discovery.


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                              NATURE OF THE ACTION
                              --------------------


                  1. This action is brought to redress violations of the anti-fraud provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), committed by National Auto Credit, Inc. ("National Auto" or the "Company"), an automobile finance company, and certain of its officers and directors, who were involved in a series of misrepresentations about the adequacy of the Company's credit loss reserves and its underwriting practices. During the class period (I.E., March 6, 1997 through January 27, 1998), National Auto had repeatedly told the investing public that, among other things, the Company maintained sufficient reserves for credit losses, when, in fact, the Company had insufficient internal controls to determine its credit exposure and whether it had sufficient reserves to cover any credit losses. Trading in the Company's stock was suspended on January 20, 1998, when National Auto announced that its outside auditors, Deloitte & Touche, LLP ("Deloitte & Touche"), resigned because they could no longer rely on management's representations. When the Company disclosed the inadequacy of its underwriting practices and loss provisions, the price of National Auto common stock fell from a class period high of $11 3/8 per share to $1 3/4 per share immediately after trading in the Company's stock resumed on January 27, 1998 (the end of the class period).

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                             JURISDICTION AND VENUE


                  2. This Court has jurisdiction over the subject matter of this action pursuant to Section 27 of the Exchange Act, 15 U.S.C. Section 78aa. 3. The claims asserted herein arise under Section 10(b) of the Exchange Act, 15 U.S.C. Section 78j(b), Rule 10b-5, 17 C.F.R. Section 240.10b-5, promulgated thereunder by the SEC, and Section 20 of the Exchange Act, 15 U.S.C. Section 78t. 4. Venue is proper in this District pursuant to Section 27 of the Exchange Act and 28 U.S.C. Section 1391(b). The acts and transactions giving rise to the violations of law complained of herein, including the preparation and dissemination to the investing public of materially false and misleading statements, occurred in this District. Additionally, at all times relevant hereto, National Auto maintained its principal offices within this District. 5. In connection with the acts, conduct and other wrongs alleged in this complaint, defendants, directly and indirectly, used the means and instrumentalities of interstate commerce, including the mails, telephonic communications and the facilities of national securities exchanges.

                                   THE PARTIES
                                   -----------


                  6. Plaintiff William K. Steiner purchased 600 shares of National Auto common stock on November 17, 1997, at $7 per share, and sold 600 shares of National Auto common stock on December 26, 1997, at $5 11/16 per share, and sustained damages thereby.

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                  7. Plaintiffs Lawrence and Karin Gagnon purchased 3,000 shares of National Auto common stock on June 3, 1997 at $8.50 per share, and 6,000 shares of National Auto common stock on December 16, 1997 at $4.25 per share, and were damaged thereby.

                  8. Plaintiff Lawrence Ganon, IRA, purchased 2,000 shares of National Auto common stock on May 22, 1997, at $8.50 per share, 2,000 shares of National Auto common stock on November 10, 1997, at $6.9375 per share, and 6,000 shares of National Auto common stock on December 15, 1997, at $5.125 per share, and was damaged thereby.

                  9. Plaintiffs William and Andrew Daubach bought 1,000 shares of National Auto common stock on October 1, 1997, at $7.8125 per share, and were damaged thereby.

                  10. Plaintiff John Donoval bought 7,000 shares of National Auto common stock on July 9, 1997, at $8.375 per share, and was damaged thereby.

                  11. Plaintiffs, William K. Steiner, Lawrence and Karin Gagnon, Lawrence Gagnon, IRA, William and Andrew Daubach, and John Donoval are the lead members of The Steiner Group, which was appointed by the Court as Lead Plaintiff in this action pursuant to the Private Securities Litigation Reform Act of 1995. Because the membership of the Steiner Group is too numerous to index, the names of the Group's other members have not been listed herein. However, these individuals and entities have already evidenced their intention to serve as a Lead Plaintiff by executing

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certifications (which have been filed with the Court), and will do so if and when called upon to so act.

                  12. (a) Defendant National Auto is a corporation duly organized and existing under the laws of the State of Delaware with its principal executive offices located at 30000 Aurora Road, Solon, Ohio 44139.

                      (b) National Auto provides receivables management, collection services, and funding for enrolled automobile dealers who in turn make funds available to consumers with high credit risks. The Company conducts its financial services business through NAC, Inc., its wholly-owned subsidiary. According to the Company's annual report for the fiscal year ended January 31, 1997, filed with the SEC on April 24, 1997, on Form 10-K (the "1997 10-K"), NAC, Inc. works with over 3,300 automobile dealerships throughout the United States. National Auto exited the short-term rental business in fiscal 1996.

                      (c) Until January 1998, National Auto common stock was traded on the New York Stock Exchange ("NYSE") under the symbol "NAK." As of November 28, 1997, there were 28,547,944 shares of National Auto common stock outstanding. On March 25, 1998, National Auto's stock began trading on the NASDAQ Over-The-Counter Bulletin Board. At all times during the class period, there was an open and efficient market for National Auto common stock.

                  13. Defendant Sam J. Frankino ("Frankino") had been Chairman of the Board of the Company since its inception in 1969.

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Frankino also served as Chief Executive Officer from 1969 until 1992 and from
December 1993 until December 1994. At April 18, 1997, Frankino beneficially owned and had voting control over 55.6% of National Auto's outstanding common stock. Frankino signed the 1997 Form 10-K. On March 27, 1988, Frankino resigned from his executive positions with the Company.

                  14. Defendant Robert J. Bronchetti ("Bronchetti") was President and Chief Executive Officer of National Auto and had been employed by the Company since May 1991. He has been a director since 1993. At April 18, 1997, Bronchetti beneficially owned 52,570 shares of National Auto common stock. On or about March 9, 1998, Bronchetti resigned from his executive positions with the Company. Bronchetti signed the 1997 10-K and quarterly reports filed with the SEC on Form 10-Q throughout the class period.

                  15. Defendant Per E. Hoel ("Hoel") had been a director of the Company since 1984, and a member of the Audit Committee of the Board. On or about March 9, 1988, Hoel resigned from the Board. At April 18, 1997, Hoel beneficially owned 2,200 shares of the Company's common stock. Hoel signed the 1997 Form 10-K.

                  16. Defendant Noeh T. Herndon ("Herndon") had been a director of the Company since 1992, and a member of the Audit Committee of the Board. On or about March 9, 1998, Herndon resigned from the Board. At April 18, 1997, Herndon beneficially owns 4,400 shares of the Company's common stock. Herndon is a partner with Brown Brothers Harriman & Co., an investment bank,

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and a creditor of National Auto. Herndon signed the 1997 Form 10-K.

                  17. Defendant Davida S. Howard ("Howard") is the Chief Financial Officer of National Auto. Howard signed the 1997 Form 10-K and quarterly reports on Form 10-Q throughout the class period. At April 18, 1997, Howard beneficially owned 26,499 shares of National Auto common stock.

                  18. The individuals identified in paragraphs 13 through 17 are referred to as the "Individual Defendants".

                  19. As noted, during the class period, defendants Herndon and Hoel served as members of the Audit Committee. According to the Company's Proxy Statement dated April 23, 1997, the Audit Committee is responsible for reviewing the services provided by the independent auditors retained by the Company, monitoring the adequacy of the Company's internal accounting controls, and reviewing the annual financial statements of the Company. During fiscal 1997, the Audit Committee met twice. As alleged herein, National Auto failed to maintain adequate internal accounting controls.

                           a. Section 13(b)(2)(B) of the Exchange Act requires
every issuer that has securities registered pursuant to Section 12 of the Exchange Act, such as National Auto, to devise and maintain a system of internal accounting controls sufficient to reasonably assure, among other things, that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles ("GAAP"). Defendants violated Section 13(b)(2)(B) of

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the Exchange Act by, among other things, failing to maintain the required internal accounting controls necessary to determine National Auto's credit exposure and whether it had sufficient reserves to cover any credit losses.

                           b. Defendants failed to comply with generally
accepted auditing standards, which are also applicable to company management. Statement on Auditing Standards ("SAS") No. 55, AU Section 319.03, n.1 explains that management must establish and maintain effective internal controls. These responsibilities are broad. Thus, management must implement a plan that ensures the reliability of financial reporting, (b) effectiveness of operations, and
(c) compliance with applicable laws and regulations. Management must continually ensure that such a plan reduces risk to a reasonable level and
modify it as    conditions at the company change.

                           c. Defendants, and in particular the members of the
Audit Committee, violated SAS 55, paragraph 6, which states, in pertinent part:

                  Internal control is a process - effected by an entity's board of directors, management, and other personnel - designed to provide reasonable assurance regarding the achievement of objectives in the following categories: (a) reliability of financial reporting, (b) effectiveness of operations, and (c) compliance with applicable laws and regulations.

Defendants, and in particular the members of the Audit Committee, violated paragraph 7 of SAS 55, which provides:

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                  Internal control consists of the following five interrelated components: a. Control environment sets the tone of an organization, influencing the control consciousness of its people. It is the foundation for all other components of internal control, providing discipline and structure. b. Risk assessment is the entity's identification and analysis of relevant risks to achievement of its objectives, forming a basis for determining how risks should be managed. . . e. Monitoring is a process that assesses the quality of internal control over time.

                           d. Moreover, defendants, and in particular the
members of the Audit Committee, violated paragraph 37 of SAS 55, which states that "An important function of management responsibility is to establish and maintain internal control . . It involves assessing the design and operation of controls on a timely basis and taking necessary corrective action."

                  20. Against this background, Hoel and Herndon, as the members of the Audit Committee, failed to comply with these basic internal accounting control principles. Indeed, as the Company subsequently revealed, National Auto had neither the internal control systems nor the management structure in place to properly assess, among other things, the Company's exposure to credit risks and, thus, report accurate financial information.

                  21. It is appropriate to treat the Individual Defendants as a group for pleading purposes and to presume that the false, misleading, and incomplete information conveyed in the Company's public filings, press releases, and other publications as alleged herein are the collective actions of the narrowly defined group of defendants identified above. Each of the above officers and/or directors of National Auto, by virtue of their

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high-level positions with the Company, directly participated in the management of the Company, was directly involved in the day-to-day operations of the Company at the highest levels and was privy to confidential proprietary information concerning the Company and its business, operations, business practices, finances, and financial condition, as alleged herein. Said defendants were involved in drafting, producing, reviewing and/or disseminating the false and misleading statements and information alleged herein, were aware (or recklessly disregarded) that the false and misleading statements were being issued regarding the Company and approved or ratified these statements, in violation of the federal securities laws.

                  22. The Individual Defendants, as officers and/or directors of the Company had a duty, because of the positions they held, to disseminate complete, accurate, and truthful information regarding National Auto's business and operations. The Individual Defendants had a duty to correct promptly any public statements issued by National Auto that had become false and misleading.

                  23. The Individual Defendants participated in the drafting, preparation, and/or approval of the various public reports and other communications complained of herein and were aware of or recklessly disregarded the misstatements contained therein and omissions therefrom, and were aware of their materially false and misleading nature. Because of their Board membership and/or executive and managerial positions with National Auto, each of the Individual Defendants had access to

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the adverse, non-public information about National Auto's business practices, financial condition, and results of operations as particularized herein. The Individual Defendants knew or recklessly disregarded that these adverse facts rendered the positive representations made by or about National Auto and its business, issued or adopted by the Company, materially false and misleading.

                  24. The Individual Defendants, because of their positions of control and authority as officers and/or directors of the Company, were able to and did control the content of the various SEC filings, press releases, and other public statements pertaining to the Company during the class period. Each Individual Defendant was provided with copies of the documents alleged herein to be misleading prior to or shortly after their issuance and/or had the ability and/or opportunity to prevent their issuance or cause them to be corrected. Accordingly, each of the Individual Defendants is responsible for the accuracy of the public reports and releases detailed herein and is primarily liable for the representations contained herein.

                  25. Because of their positions, their ability to exercise power and influence with respect to National Auto's course of conduct, and their access to material inside information about National Auto, the Individual Defendants were, at the time of the wrongs alleged herein, controlling persons of National Auto within the meaning of Section 20(a) of the Exchange Act.

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                            CLASS ACTION ALLEGATIONS
                            ------------------------


                  26. Plaintiffs bring this action as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure, on behalf of themselves and all other persons who purchased National Auto common stock (the "Class") during the period March 6, 1997 through and including January 27, 1998 (the "Class Period"). Excluded from the Class are the Company, its subsidiaries and affiliates, the Individual Defendants, members of the immediate families of the Individual Defendants, and the successors and assigns of any defendant.

                  27. The action is properly maintainable as a class action because:

                           (a) during the Class Period there were more than 28
million shares outstanding. The members of the Class for whose benefit this action is brought are dispersed throughout the United States and are so numerous that joinder of all class members is impracticable. Thousands of National Auto shares were traded publicly during the Class Period. Plaintiffs believe that there are hundreds, if not thousands, of members of the Class;

                           (b) plaintiffs' claims are  typical of the claims
of the members of the Class and plaintiffs and all members of the Class sustained damages as a result of defendants' wrongful conduct complained of herein;

                           (c)  plaintiffs  will fairly and adequately
protect the interests of the members of the Class and have retained counsel competent and experienced in class action litigation.

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Plaintiffs have no interests antagonistic to, or in conflict with, the class that plaintiffs seek to represent;

                           (d) a class  action  is  superior  to  other
available methods for the fair and efficient adjudication of the claims asserted herein, because joinder of all members is impracticable. Furthermore, because the damages suffered by individual members of the Class may be relatively small, the expense and burden of individual litigation make it virtually impossible for class members to redress the wrongs done to them. The likelihood of individual class members prosecuting separate claims is remote;

                           (e) plaintiffs anticipate no unusual difficulties
in the management of this action as a class action; and

                           (f) the  questions  of law and fact common to the
members of the Class predominate over any questions affecting individual members of the Class.

                  28. The questions of law and fact common to the Class include whether, among others:

                           (a) the federal securities laws were violated by
defendants' acts as alleged herein;

                           (b) the SEC filings  issued by the Company during
the Class Period misrepresented and/or omitted material facts about, among other things, National Auto's underwriting practices and credit loss reserves;

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                           (c) defendants  acted with  knowledge or with
reckless disregard for the truth in misrepresenting and/or omitting material facts;

                           (d) during the Class Period, the market price of
National Auto common stock was inflated artificially as a result of defendants' wrongful conduct;

                           (e) defendants participated in and pursued the
common course of conduct complained of herein; and

                           (f) the members of the Class have sustained damages
and, if so, what is the proper measure thereof.


                         FRAUD-ON-THE MARKET ALLEGATIONS
                         -------------------------------

                  29. With regard to their allegations arising under Section 10(b) and Rule 10b-5, plaintiffs intend to rely on the fraud-on-the market doctrine, which assumes the existence of an efficient market for National Auto securities. In that connection, brokers nationwide have immediate access to press releases and trading information about National Auto through computer and news wire systems. These systems display, within minutes of the release or transaction taking place, pertinent information and the most recent trades and prices.
                  30. Plaintiffs will rely, in part, upon the presumption of reliance established by the fraud-on-the-market doctrine in that:

                           (a) defendants made public misstatements or failed
to disclose facts during the Class Period;

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                       (b) the omissions and misrepresentations of fact were
material;

                       (c) during the Class Period, National Auto met the requirements for listing, and was listed on the NYSE, a highly efficient and automated market;

                       (d) as a public company, National Auto filed periodic public reports with the SEC;

                       (e) National Auto trading volume, during the Class Period, was substantial, thereby reflecting numerous trades each day;

                       (f) the misrepresentations and/or omissions alleged herein would tend to induce a reasonable investor to misjudge the value of National Auto's common stock;

                       (g) plaintiff and the members of the Class purchased their common stock during the Class Period without knowledge of the omitted or misrepresented facts; and

                       (h) National Auto was followed by various analysts employed by major brokerage firms, such as Prudential Securities, who wrote reports that were distributed to the sales force and certain customers of their respective brokerage firms and which were available to the public through various automated data retrieval services. Thus, each of these reports was publicly available and entered the public marketplace.

                   31. Based upon the foregoing, plaintiffs and the members of the Class are entitled to a presumption of reliance upon the integrity of the market for their Section 10(b) claims.

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                                 NO-SAFE HARBOR
                                 --------------

                   32. The statutory safe harbor provided for forward-looking statements under certain circumstances does not apply to any of the allegedly false statements pleaded in this Complaint. The statements alleged to be false and misleading herein all relate to then-existing facts and conditions. In addition, to the extent certain of the statements alleged to be false may be characterized as forward looking, they were not identified as "forward-looking statements" when made, there was no statement made with respect to any of those representations forming the basis of this Complaint that actual results "could differ materially from those projected," and there were no meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those in the purportedly forward-looking statements. Alternatively, to the extent that the statutory safe harbor is intended to apply to any forward-looking statements pleaded herein, defendants are liable for those false forward-looking statements because at the time each of those forward-looking statements was made, the particular speaker had actual knowledge that the particular forward-looking statement was materially false or misleading, and/or the forward-looking statement was authorized and/or approved by an executive officer of National Auto who knew that those statements were false when made.

                                    SUBSTANTIVE ALLEGATIONS
                                    -----------------------

DEFENDANTS' KNOWLEDGE OF NATIONAL
AUTO'S INADEQUATE CREDIT RESERVES
---------------------------------

                  33. National Auto is primarily engaged in the business of providing management, collection services, and funding for

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enrolled automobile dealers, who in turn make funds available to those customers who have limited access to consumer credit -- the so-called "sub-prime" market. The Company maintains a network of 3,100 dealers throughout the country.

                  34. The Company finances consumer installment sale contracts on behalf of selected automobile dealers pursuant to a financing program. According to the Company's public filings, the Company individually assesses and approves consumer installment loan applications provided through its automobile dealer network. The amount financed to the consumer depends on, among other things, the credit risk of both the dealer and the ultimate consumer borrower. The Company retains a security interest in the automobile. The Company advances a portion of the amount financed to the dealer. The amount retained by the Company is called a "holdback." The amount of the holdback is determined by the Company's assessment of the creditworthiness of the dealer and its portfolio of consumer loans. Holdbacks are not paid until substantially all advances related to a particular dealer have been recovered. The Company bears the ultimate risk of losses resulting from defaults on contracts. In the event of a default, the liquidation proceeds from repossessed vehicles and the holdbacks may not be sufficient to cover the outstanding contract balance and costs of recovery. Accordingly, the Company maintains a reserve for credit losses on its installment contracts. The adequacy of the reserve is dependent, in large part, on the strength of the credit controls employed by the Company at the time the installment contracts are assessed.

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                  35. Prior to the start of the Class Period, defendants were told by Deloitte & Touche that the Company's internal controls suffered from material weaknesses such that there were significant deficiencies in the design or operation of the Company's internal control structure that could adversely affect the Company's ability to accurately report financial information.

                  36. In conjunction with the fiscal year ended January 31, 1997 audit of National Auto, Deloitte & Touche reduced its warnings to writing in a management letter dated on or about March 6, 1997, which it sent to National Auto's Audit Committee. In the letter, Deloitte & Touche noted that "certain matters [came to its attention] involving the internal control structure of the Company [that] related to its . . . loan loss reserves which [Deloitte & Touche] considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants" ("AICPA").

                  37. The "reportable conditions" to which Deloitte & Touche refers, are material internal control weaknesses. Such control weaknesses are required to be reported to the Company's Audit Committee under auditing standards promulgated by the AICPA under Statement on Auditing Standard ("SAS") No. 78, "Consideration of Internal Control in a Financial Statement Audit," which states, INTER ALIA, that:

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                  During the course of an audit, the auditor may become aware of matters relating to the internal control structure that may be of interest to the audit committee. THE MATTERS THAT THIS STATEMENT REQUIRES FOR REPORTING TO THE AUDIT COMMITTEE ARE REFERRED TO AS REPORTABLE CONDITIONS. Specifically, these are matters coming to the auditor's attention that, in his judgment, should be communicated to the audit committee
                  BECAUSE THEY REPRESENT SIGNIFICANT DEFICIENCIES IN THE DESIGN OR OPERATION OF THE INTERNAL CONTROL STRUCTURE, WHICH COULD ADVERSELY AFFECT THE ORGANIZATION'S ABILITY TO record, process, summarize, and REPORT FINANCIAL DATA CONSISTENT WITH THE ASSERTIONS OF MANAGEMENT IN THE FINANCIAL STATEMENTS. [Emphasis added.]

                  38. Defendants never disclosed Deloitte & Touche's findings until after Deloitte & Touche resigned as the Company's outside auditor in the middle of National Auto's fiscal 1998 audit on January 16, 1998.

DEFENDANTS' MISSTATEMENTS DURING THE CLASS PERIOD

                  39. Shortly after receiving Deloitte & Touche's deficiency letter, defendants caused National Auto to announce record sales and earnings for the fiscal year ended January 31, 1997. On March 11, 1997, the Company announced a 43% increase in earnings from continuing operations for the fiscal year:
                  Revenues from the Company's financing operation reached a record $63.9 million in fiscal 1997, an increase of 46.9% from . . . 1996. This is attributable to an increase in the servicing portfolio from $350 million to approximately $500 million. New loans originating during the year totalled [sic] over $375 million, up from $300 million in the prior year. [Defendant Frankino said] that he is extremely pleased with the results of the financing business which ended the year with close to $500 million in receivables and 3,100 dealers enrolled in the financing program. [Defendant Frankino continued] "OUR STRONG BALANCE SHEET, SIGNIFICANT REVENUE POSITION AND HISTORICALLY LOW LEVERAGE POSITION GIVES US CONFIDENCE IN OUR ABILITY TO MEET OUR EXPECTATIONS AS A SUB-PRIME AUTO LOAN SERVICER." [Emphasis added.]

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The press release contained no cautionary language. It was materially false and misleading in that defendants knew or were reckless in not knowing that the Company's credit reserves were grossly understated and that the Company's internal control structure was not adequate to provide them with any good faith or reasonable basis to predict National Auto's potential credit exposure and, thus, its financial prospects.

                  40. On April 17, 1997, defendants issued another press release announcing that it had issued $45 million of five year term notes in a private placement and that it entered into a revolving credit agreement for $97.5 million with two national banks (First National Bank of Chicago and J.P. Morgan). The Notes were rated "BBB" by Duff & Phelps. In conjunction therewith, defendants stated the following:

                  Proceeds from the [debt] will provide [NAC] the funds to meet the planned growth of its receivable portfolio. [Defendant Frankino stated] "OUR COMPANY HAS WORKED HARD OVER THE PAST SEVERAL YEARS TO SUCCESSFULLY DEVELOP OUR FINANCING AND COLLECTIONS BUSINESS . . . WE BELIEVE THE RESULTING CAPITAL STRUCTURE LINKS PERFECTLY WITH OUR STRATEGIC GROWTH OBJECTIVES." [Emphasis added.]

The press release contained no cautionary language. Defendants' statements were materially false and misleading because they failed to disclose the known deficiencies in the Company's internal controls. Defendants knew that the deficiencies cited by Deloitte & Touche significantly impaired the Company's ability to enroll and service dealers or installment sale customers and to assess the adequacy of the credit reserves of exiting dealers

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and installment sale customers. Accordingly, defendants had no reasonable or good faith basis for making these statements.

                  41. As discussed above, the April 17, 1997 press release stated that National Auto had replaced its existing revolving credit agreement with a $97.5 million credit facility. Defendants stated that the new facility would enable the Company to "meet the planned growth of its receivables portfolio." The Company's credit facility requires it to meet certain financial covenants, including a fixed charge coverage ratio, which requires the Company to maintain a minimum level of profitability. As a result, defendants knew that any increase in reserves to the levels necessary to adequately cover National Auto's actual credit exposure would result in a violation of debt covenants, which customarily results in a lower debt rating.

                  42. On or about April 17, 1997, National Auto disseminated to its shareholders its fiscal 1997 Annual Report (the "1997 Annual Report"). The 1997 Annual Report contained a Letter to Shareholders from Frankino and Bronchetti which discussed the Company's business and operations. In the Letter to Shareholders, Frankino and Bronchetti falsely and misleadingly portrayed the credit risk to which the Company was exposed and the means by which defendants sought to control these risks, stating:

                  We have remained steadfast in our efforts to skillfully manage risk by placing greater emphasis on the dealer enrollment and credit evaluation processes. To assist us in this effort, we made a significant investment in technology and staffing over the past year.

                  The Company continues to move forward in its automation and use of technology to improve the accuracy and timeliness of data so dealer portfolios can be more carefully managed. A Fair, Isaac and Company Credit Evaluations system is in place to quickly assess credit risk on each loan. Sophisticated bar code and optical imaging systems support the routing, filing and retrieval of loan documents. State-of-the-art profile systems detail each customer's pay history and a predictive dialing and call management system initiates action for collections processes. Such efficiencies have all contributed to help National Auto Credit minimize loan delinquencies and maximize profitability.

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                  43. The 1997 Annual Report also falsely and misleadingly
described the Company's receivables management and delinquency rates (which were much higher than disclosed), stating:

                  NAC is particularly proud of its capabilities and proven performance of its collections department. The call management and predictive dialing system initiates action and helps NAC maintain more frequent contact with the customers. A state-of-the-art profile system tracks and details each customer's payment history so that delinquencies can be more carefully managed and quickly acted upon.

                  Experienced credit counselors work with hardship accounts, presenting options and alternatives regarding repayment of their respective loan obligation. This proactive work and sensitivity to marginal credit customers has resulted in more loans paying to maturity.

                  Such operating efficiencies, coupled with strength in collections and receivables management, have enabled National Auto Credit to continue to HAVE ONE OF THE LOWEST DELINQUENCY RATES IN THE SUB-PRIME INDUSTRY. [Emphasis added.]

                  44. The statements referenced in paragraphs 42 and 43 above were materially false and misleading because:

                       a. defendants knowingly or recklessly failed to disclose that National Auto lacked sufficient and adequate internal financial and operating controls to enable or permit the Company to accurately record its revenues, earnings, and income;

                       b. defendants knowingly or recklessly failed to disclose that National Auto had materially under-reserved for credit losses on installment contracts and that, had it maintained proper reserves, the Company would have been in danger of violating covenants in its lending agreements; and

                       c. defendants knowingly or recklessly failed to disclose that, in light of the foregoing, the Company did not have a "strong balance sheet" and did not have one of the lowest delinquency rates in the industry.

                  45. On April 24, 1997, defendants caused the Company to file with the SEC the 1997 Form 10-K. Defendants Frankino, Howard, Hoel, and Herndon, among others, signed the 1997 Form 10-K. The 1997 Form 10-K repeated the prior materially false and misleading statements. Under "Results of Operations," contained in the Management's Discussion and Analysis" ("MD&A"), defendants stated:

                  The 40% portfolio growth from $354 million in the prior year was accomplished by dealer expansion resulting in new loan originations of over $377 million . . . In fiscal 1997, management introduced low cost floor planning for selected member dealers, expanded its field presence to 31 markets and initiated the NAC Credit Master Program. Low cost floor planning has been expanded and GIVES THE COMPANY A COMPETITIVE EDGE. MANAGEMENT IS PLANNING EXPANSION OF THE FIELD SALES ORGANIZATION to serve a total of 36 markets over the next several months . . . [Emphasis added.]

                  46. The above-quoted statements were materially false and misleading because defendants knew or were reckless in not knowing that without adequate credit controls, as urged by Deloitte & Touche, the Company could not expand its business profitably.

                  47. In commenting on the increase in the Company's credit reserves over the prior fiscal year, defendants put a misleading, but positive spin on this negative event:

                  The provision for credit losses was $11.0 million for the year ended January 31, 1997 as compared to $3.8 million for the prior year . . . The increases in the provision for credit losses are attributable to the increase in the size of the portfolio and the increase in nonperforming contracts . . . Management continually evaluates these allowances for credit losses using a variety of criteria to determine their adequacy . . . The Company believes its loan loss reserves are adequate to absorb anticipated credit losses, however, since there is no precise method for accurately determining losses, actual losses could vary from current estimates.

                  48. The statements quoted in the preceding paragraph were materially false and misleading because defendants knew, or were reckless in not knowing, that the provision for credit losses was materially understated and that defendants were unable to adequately evaluate National Auto's present and future credit exposure. In addition, defendants lacked a good faith or reasonable basis to state that "the Company believed its loan loss reserves were adequate . . ." Defendants knew that Deloitte & Touche made it very clear that the Company's internal control structure for credit assessment was grossly inadequate. Moreover, defendants knew, but failed to disclose, that the Company had materially under-reserved for credit losses on installment contracts and that, had it maintained proper reserves, it would have been in danger of violating covenants in its lending agreements.

                  49. Defendants immediately followed the quote in the preceding paragraph in the MD&A with additional materially misleading, overly optimistic statements, which were intended to dispel any negative inference that may be drawn by the aforementioned increase in credit reserves:

                  Non-performing loans as a percentage of the gross installment notes receivable portfolio are expected to increase as the portfolio matures . . .[T]he NON-PERFORMING PERCENTAGES ARE CONSIDERED BY THE COMPANY TO BE REASONABLE AND ALSO LOWER THAN THOSE OF ITS COMPETITORS. THE RISK OF LOSS TO THE COMPANY IS MITIGATED BY a security interest in the vehicles sold, dealer holdbacks and loan loss reserves. During the fiscal 1997 year, the collection staff was increased by approximately 49% . . . and is expected to increase. Management expects the expansion of the collection staff to increase customer contacts [sic] and cash collections. [Emphasis added.]

                  50. Defendants knew, or were reckless in not knowing, that the so-called "mitigating" factors were inadequate to offset the harm created by the Company's failure to have in place adequate credit loss reserves. As alleged above, defendants knew that Deloitte & Touche made it very clear that the Company's internal control structure for credit assessment was grossly inadequate. Thus, defendants had no reasonable basis to make such statements.

                  51. Defendants' spin control succeeded. On April 24, 1997, the price of National Auto common stock closed at $9 3/8 per share, up from its previous day's close of $9 1/4 per share.

                  52. on June 3, 1997, National Auto announced over the BUSINESS WIRE, its financial results for the first fiscal quarter of 1998, ended April 30, 1998. Earnings per share fell to $0.17 per share from $0.22 per share for the comparable 1997 fiscal quarter. In the Company's press release, Frankino, positively stated: "[National Auto] is continuing to focus on building its network of Credit Master(R) dealers. We are, at the same time, increasing our reserves to ensure the company's long-term profitability."

                  53. Defendants' statements, in particular Frankino's, were false and materially misleading because defendants knew, or were reckless in not knowing, that National Auto's credit reserves were materially understated (despite the minuscule quarterly increase, as explained below) and that they had no adequate means to assess potential credit exposure. In addition, had the Company been adequately reserved to reflect the laxity in its internal controls, earnings would have been materially lower.

                  54. On June 3, 1997, the price of National Auto stock closed at $8 1/2 per share, down a full point from the previous day. However, this drop was short lived, as defendants quickly engaged in damage control.

                  55. On June 9, 1997, CRAIN'S CLEVELAND BUSINESS reported that the Company's investor relations department was stating that the increase in the reserves for the first fiscal quarter was, in part, due to industry-wide causes, and "part of a plan by the company to raise its credit loss reserves to 27.5% of its principal outstanding by the end of its current fiscal year to 30% by fiscal year 2000 . . ." In an attempt to instill investor confidence, defendants stated: "We're not going to crumble like Jayhawk [a competitor that had recently filed for Chapter 11], we're going to be conservative." These statements were not labeled "forward-looking" nor followed by any cautionary language. They were materially false and misleading because as of April 30, 1997, the credit reserve ratio (I.E., reserves divided by installment notes receivable) was already 27.2%. This ratio indicated that, when holding the installment receivables balance constant, the Company anticipated recording only an additional .03%, or $1.3 million in receivables, by 1998 fiscal year-end. Defendants knew, or were reckless in not knowing, that such an estimate was not based in fact because of the Company's grossly inadequate internal controls. Thus, defendants were unable, and lacked any reasonable basis, to assess National Auto's present or future credit exposure. Not unsurprisingly, on June 9, 1997, the price of National Auto stock closed at $9 1/8 per share, up from the previous day's close of $8 7/8 per share, and back near its pre-June 3, 1997 price of $9 3/8 per share.

                  56. On June 12, 1997, the Individual Defendants caused the Company to file with the SEC on Form 10-Q its quarterly report for the fiscal quarter ended April 30, 1997. Defendants Bronchetti and Howard signed the quarterly report. In the MD&A, defendants made false and misleading statements about the

Company's financial condition, including: "THE COMPANY ANTICIPATES FURTHER INCREASES IN REVENUE AND EARNINGS consistent with the planned growth in the receivables portfolio to around $600 million by the end of this fiscal year." (Emphasis added.) No cautionary language accompanied this statement. The statement was materially false and misleading because defendants knew, or were reckless in not knowing, that there could be no increase in earnings when National Auto's credit reserves were materially understated and its deficiencies in internal controls relating to credit worthiness prohibited defendants from assessing future profitability.

                  57. As discussed below in paragraph 106, defendants also falsely stated that the Company's consolidated financial statements were prepared in conformity with GAAP:

                  The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-K. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

                  58. Shortly after the first 1998 fiscal quarter results were announced in June 1997, certain of the Individual Defendants as well as other Company insiders, disposed of thousands of shares of their National Auto holdings:
                                     -28-

                                  INSIDER SALES
                                  -------------

INSIDER               SHARES         DATE            PRICE         PROCEEDS
Anderson              1,800         June 18           9.00         $16,200
Anderson              1,000         June 19           9.25         $ 9,250
Murrow                1,100         June 18           9.00         $ 9,900
Murrow                1,000         June 19           9.25         $ 9,250
Bronchetti            3,000         June 13           9.00         $27,750
Bronchetti            1,200         June 19           9.13         $10,956
Bronchetti            8,000         June 19           9.25         $74,000
Smith                 1,100         June 18           9.00         $ 9,900
Smith                 1,000         June 19           9.00         $ 9,000
Smith                 1,000         June 19           9.00         $ 9,000
Howard                3,100         June 19           9.13         $28,303
Borys                   400         June 18           8.88         $ 3,552

                  59. On September 9, 1997, defendants announced National Auto's financial results for the fiscal 1998 second quarter ended July 31, 1997. For the quarter, earnings per share dropped dramatically compared to the same period in the prior year. For the quarter, National Auto reported earnings per share of $0.13 per share, compared to $0.23 per share (before a loss of $0.05 per share for discontinued operations), in the same fiscal quarter of the prior year. Despite the decline in earnings, Frankino positively stated: "We are very pleased by the growth of the sub-prime market and the related opportunities to increase our portfolio. Increasing the holdback and deficiency fund helps ensure the Company's long-term profitability." Defendants offered no statement explaining how increasing dealer holdbacks and the deficiency fund would ensure profitability. In fact, defendants knew, or were reckless in not knowing, that National Auto's credit reserves were materially understated and the Company's internal control structure was materially inadequate to assess how the deficiency in credit reserves would impact the Company's financial condition.

                  60. In addition, although Frankino spoke of an increase to National Auto's credit reserves by means of an increase in its holdbacks, the ratio of reserves to installment receivables principal outstanding of 27.4% at July 31, 1997 was little changed from the previous quarter of 27.3%.

                  61. Defendants also announced in the September 9, 1997 press release that "The Board of Directors has decided to retain the services of an investment banking firm to assist the Company in examining strategic alternatives available to [National Auto]." It was revealed later on October 7, 1997 that the investment banking firm was J.P. Morgan Securities, of which Board member Brown is an officer. Commenting on the retention of J.P. Morgan, Frankino stated, "I fully support the Board's decision to examine its alternatives to maximize shareholder value."

                  62. National Auto's stock price reacted positively to the September 9 press release, and closed at $8 7/16 per share up 1/16th from the previous day's close.

                  63. On September 12, 1997, the Individual Defendants caused the Company to file with the SEC its quarterly report on Form 10-Q for the fiscal quarter ended July 31, 1997. Defendants Bronchetti and Howard signed the quarterly report. In the MD&A, defendants repeated their positive statements about National Auto's financial condition without attaching any cautionary language: "The Company anticipates future planned growth in the receivables portfolio to approximate $550 million by the end of this fiscal year." Although the MD&A went on to report that the provision for credit losses had increased over the prior comparable quarter, and that "Non-performing installment notes receivable are expected to continue to increase throughout the remainder of fiscal 1998," defendants maintained that, "The Company believes its loan loss reserves are adequate to absorb anticipated credit losses. . ." These statements were materially false and misleading, because defendants knew, or were reckless in not knowing, that the Company's credit reserves were materially understated and that the internal control structure in place was inadequate to assess the impact of such on future prospects.

                  64. As discussed below in paragraph 106, defendants also falsely stated that the Company's consolidated financial statements were prepared in conformity with GAAP:

                  The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

                  65. On December 15, 1997, the Company issued a press release reporting its results for the fiscal third quarter ended October 31, 1997. Although revenues for the quarter were reported to have increased by more than $1.4 million over the comparable year's third fiscal quarter, the Company reported a staggering loss of $18.4 million for the quarter, and a $9.9 million loss for the nine months ended October 31, 1997. The overwhelming contributing factor to this loss was the provision for credit losses of $41.7 million. The total provision recorded for the fiscal year-to-date (i.e., the nine months ended October 31, 1997) was purportedly $57.6 million. The ratio of credit reserves to installment receivables principal was 33.8% as of October 31, 1997, greatly surpassing the previously announced estimates for the full 1998 fiscal year of 27.5%, and even the target for the year 2000 of 30%.

                  66. The December 15, 1997 press release stated that:

                  THE INCREASE [IN THE RESERVES] IS PRIMARILY DUE TO THE RECORDING OF AMOUNTS TO REFLECT THE RESULTS OF THE COMPANY'S EVALUATION OF THE COLLECTABILITY OF ITS PORTFOLIO utilizing enhanced static pool information applied on a dealer-by-dealer basis . . . BASED UPON DATA COLLECTED FROM THE ENHANCED STATIC POOL INFORMATION, THE COMPANY HAS ESTABLISHED PORTFOLIO COLLECTION STANDARDS FOR ALL DEALERS. Dealers falling below these standards have been eliminated from the program. To date 229 dealers have been deleted, accounting for approximately 12% of the contract volume during the past six months. [Emphasis added.]

                  67. Frankino characterized these events as extraordinary initiatives taken by defendants to improve future profitability, rather than an admission that defendants had intentionally misled the public as to the Company's results of operations and financial condition in prior press releases and public filings. Frankino stated to this effect: "Consistent with recent updates in industry reporting, [National Auto] has taken certain strategic initiatives to identify and eliminate unprofitable dealers in order to devote its efforts to pursuing growth opportunities while maximizing shareholder value." This statement was materially false and misleading because defendants knew, or were reckless in not knowing, that prior period reserve amounts were materially understated and that the Company never had any internal control structure in place to adequately assess credit exposure. Indeed, defendants knew that the initiatives taken were either insufficient or not responsive to the problems identified by Deloitte & Touche in its March 6, 1997 letter. Accordingly, defendants lacked a good faith or a reasonable basis for making the foregoing statement.

                  68. Defendants also revealed in the December 15, 1997 press release and National Auto's quarterly report on Form 10-Q filed with the SEC for the third fiscal quarter ended October 31, 1997, that the Company had obtained waivers from certain of its lenders because it was in breach of the fixed charge ratio covenants of these loan agreements. Again, attempting to diffuse the impact of this bad news, Frankino stated:

                  [T]he Company is in the process of reducing its bank debt and plans to satisfy its bank debt by August 1998. Under its credit agreements, the Company must be in compliance with a fixed charge coverage covenant in the agreements related to its borrowings. The Company reported that it has obtained waivers from its banks and holders of senior notes with respect to this fixed charge coverage covenant.

                  69. This statement was materially false and misleading, as defendants knew, or were reckless in not knowing, that the waivers would be in effect only for a short period of time, and that the Company had no reasonable prospects to comply with the debt covenants by the end of the waiver period.

                  70. National Auto's stock price declined on these results ending the day on heavy volume at $4 7/8 per share, down $1 1/16 per share, almost 18%, from its previous day's close of $5 5/16 per share.

THE TRUTH IS REVEALED
---------------------

                  71. On January 20, 1998, defendants announced that Deloitte & Touche resigned as National Auto's independent auditors. On that date, trading in National Auto stock was suspended, and was not reopened until January 27, 1998. The closing price on the immediately preceding trading day, January 16, 1998, was $5 11/16 per share.

                  72. In the January 20, 1958 press release, defendants stated:

                  [DELOITTE & TOUCHE] ADVISED THE COMPANY THAT INFORMATION HAD COME TO ITS ATTENTION THAT LET IT NO LONGER BE ABLE [SIC] TO RELY ON MANAGEMENT'S REPRESENTATIONS. . . The [Board] has . . . appointed a special committee of the Board consisting of the Company's outside directors to investigate these matters. In an effort to facilitate the investigation, [Defendants Bronchetti and Frankino] have temporarily delegated executive responsibilities to the special committee. [Emphasis added.]

Defendants Hoel, Herndon, and non-defendant Brown were appointed to serve on the Special Committee.

                  73. On January 21, 1998, the Individual Defendant caused the Company to file with the SEC on Form 8-K, and pursuant to SEC Rule S-K, Item 304(a), the purported reasons for Deloitte & Touche's resignation. Defendants stated:

                  On January 12, 1998, representatives of [Deloitte & Touche] advised [Defendants Bronchetti and Frankino] . . . that [DELOITTE & TOUCHE] HAD BEEN ADVISED BY CURRENT AND FORMER EMPLOYEES OF POTENTIALLY IMPROPER ACTIVITIES THAT MAY AFFECT [NAC'S] FINANCIAL ACCOUNTING RECORDS . . . [DELOITTE & TOUCHE] HAD PREVIOUSLY COMMUNICATED TO [THE DEFENDANTS] IN A LETTER DATED MARCH 6, 1997 CERTAIN MATTERS INVOLVING THE INTERNAL CONTROL STRUCTURE OF THE COMPANY RELATED TO ITS SELF-INSURANCE CLAIMS LIABILITY AND LOAN LOSS RESERVES which [Deloitte & Touche] considered to be reportable conditions under standards established by the [AICPA]. [Emphasis added.]

                  74. On January 27, 1998 (the end of the Class Period), defendants issued a press release stating that "although year end results are not available, THE COMPANY CURRENTLY EXPECTS TO SUBSTANTIALLY INCREASE THE SIZE OF ITS LOAN LOSS RESERVE FOR FISCAL 1998." (Emphasis added.) In regard to its loan defaults, defendants revealed that:

                  [T]he Company believes that an increase in the reserve could place the Company in default of its loan covenants when it reports its fiscal year-end results. The Company has not yet had discussions with its lenders about this potential default and cannot predict the outcome of those discussions.

                  75. On February 5, 1998, National Auto reported that it had reached an agreement with its lenders to defer certain principal payments due under its credit agreements. The payments, which were originally due January 21, 1998, and extended until February 5, 1998, were further extended until at least March 6, 1998.

                  76. On February 19, 1998, the Company announced over the PR NEWSWIRE that the Special Committee retained Grant Thorton, LLP ("Grant Thorton") as National Auto's new independent auditor. Grant Thorton had been engaged "in connection with the audit of National Auto's financial statements as of January 31, 1998."

                  77. On February 23, 1998, National Auto announced that Frankino lost his bid for reinstatement as Chairman of the Company.

                  [A]t a special meeting of the Board of Directors of National Auto Credit, Inc., held on February 21, 1998, the Board by a 4 to 4 vote declined to reinstate Sam Frankino as Chairman of the Company, and to make him interim Chief Executive Officer and Chief Operating Officer. The day before the meeting, Mr. Frankino, as the Company's majority shareholder, had filled three purported vacancies on the Board with his own nominees, namely, John A. Gleason, Jim McNamara and William Marshall. Hunter Brown, Noah Herndon and Per Hoel, the three outside directors who were already in office, voted against reinstatement, as did Robert J. Bronchetti, who is on leave of absence as the Company's Chief Executive Officer and President.

                  78. On March 6, 1998, National Auto announced that its creditors agreed to extend payments on the Company's debt by ten days. The March 6, 1998 press release also stated that:

                  National Auto Credit confirmed that only two people, John A. Gleason and Jim McNamara, were validly named directors by majority shareholder Sam J. Frankino, and that there was no vacancy available for the appointment of William Marshall as an eighth director.

                                      * * *

                  Frankino had sought reinstatement after outside directors were named as a special committee to INVESTIGATE INFORMATION PROVIDED BY FORMER AUDITORS DELOITTE & TOUCHE LLP ABOUT POSSIBLE ACCOUNTING IRREGULARITIES. [Emphasis added.]

                  79. On March 9, 1998, the Company announced that Bronchetti resigned as the Company's President and Chief Executive Officer. The Company named Edward T. Anderson as interim President and Chief Executive Officer. The Company also announced a new composition of the special committee -- John Gleason, James McNamara, and William Marshall who replaced the former members. The former committee members resigned "following the issuance of the committee's report, stating that the committee had fulfilled its obligations pursuant to a prior grant of authority." The new audit committee consisted of McNamara and Marshall. The new compensation committee was comprised of all three members of the new special committee.

                  80. On March 10, 1998, the Company filed with the SEC on Form 8-K the resignation letters of defendants Herndon, Hoel, and non-defendant Brown, all former directors and members of the Special Committee. The letters read almost identically, stating in part that there "was substantial competent evidence indicating" that management could not be relied upon:

                  The [Special Committee] report found there was substantial competent evidence indicating that D&T's position [i.e., that it could no longer rely on management's representations] was well founded and appropriate . . .

                                      * * *

                  At a Special Meeting of the Board of Directors held on March 9, 1998, the three members of the Special Committee proposed that, in order to restore the Company's credibility and thereby preserve its viability, the Board should request resignations of Sam Frankino, Chairman, and Robert J. Bronchetti, President, and should also request Mr. Frankino, the Company's majority shareholder, to place his shares in a voting trust. The four remaining directors, Mr. Frankino, Mr. Bronchetti, John Gleason and Jim MacNamara, voted against adoption of resolutions to this effect.

                                      * * *

                  I resigned as a director at the conclusion of the Special Meeting. I did so in the belief that, under the circumstances now presented, I could no longer function effectively.

The obvious conclusion to be drawn was that, as alleged, National Auto's internal controls were deficient, defendants knew about the problems, represented that they would be rectified, but did nothing in response.

                  81. On March 12, 1998, THE CLEVELAND PLAIN DEALER reported on the purported reasons why Herndon and Hoel resigned from the Special Committee.

                  Trading in National Auto Credit Inc. shares was halted for a second day yesterday after the troubled company's chief executive officer and two board members resigned.

                                      * * *

                  The two resigned after "certain recommendations proposed by [them] were voted against by the board of directors, which cited its concerns regarding the foundation for the committee's report and the priority of its recommendations," the company said.

                                      * * *

                  "Our report said that [Chairman Sam J.] Frankino and Bronchetti should step aside", Herndon told Bloomberg News in an interview. "Our report said that Deloitte was right." Herndon is a partner at Brown Brothers Harriman & Co. and ran its Boston office until a year ago. "We did our job and were voted out," Herndon said, "so that's all we can do."

                                      * * *

                  The Company's stock last traded Monday at $1.94 on the New York Stock Exchange. Trading was halted after the stock exchange requested additional information . . .

                  82. On March 14, 1998, THE CLEVELAND PLAIN DEALER provided more insight into Frankino's attempt to be reinstated as Chairman:

                  Two weeks ago, Frankino appointed three new directors when there were vacancies for only two. He then orchestrated a vote to have himself reinstated. However, Bronchetti sided with the three outside directors and blocked the move in a 4-4 vote.

                                      * * *

                  Last week, the outside directors completed their report, which recommended the removal of both Frankino and Bronchetti. This time Bronchetti sided with Frankino, and the board voted to reject the findings. The three outside directors resigned Monday and sent a letter to the company outlining their policy disagreements.

                                      * * *

                  National Auto Credit apparently ignored the [NYSE's] request to provide more information about the findings of the special board committee. The committee was made up of consultant Per
                  E. Hoel and investment bankers Noah T. Herndon and J. Hunter Brown. All three men declined to comment.

                  83. On Friday, March 16, 1998, the DOW JONES NEWSWIRE reported that the NYSE intended to continue its suspension of the

Company's stock and apply to the SEC to delist the stock. The NYSE "attributed its actions to a series of disclosures made by National Auto Credit . . . dating to Jan. 20." The Dow Jones release also reported that:

                  Three outside directors comprising the special committee resigned following the special committee's release of its report. The Board voted against certain recommendations proposed by the special committee. . . The NYSE said that, at any time, [it] may suspend a security if it believes continued dealings in the security on the exchange are not advisable.

                  84. Also on March 16, 1998, the Company issued a press release announcing that on March 11, 1998, the Company received notice that the SEC had issued a formal order of private investigation of the Company. The March 16, 1998 press release discussed some of the disagreements between the Board and the original Special Committee.

                  Each of the former directors, J. Hunter Brown, Noah T. Herndon and Per E. Hoel, issued resignation letters dated March 10, 1998. The resignation letters state in part that "[a]t a Special Meeting of the Board of Directors held March 9, 1998, the three members of the Special Committee proposed that, in order to restore the Company's credibility and thereby preserve its viability, the Board should request the resignation of Sam Frankino, Chairman, and Robert J. Bronchetti, President, and should also request Mr. Frankino, the Company's majority shareholder, to place his shares in a voting trust. The four remaining directors, Mr. Frankino, Mr. Bronchetti, [Mr.] John Gleason and [Mr.] James McNamara, voted against adoption of resolutions to this effect." Based upon information available to them, a majority of the directors questioned the foundation and appropriateness of certain of the recommendations made by the former Special Committee.

                  85. As trading in the Company's stock was suspended pending the NYSE application to delist it, on March 25, 1998, the Company announced its new trading symbol, "NAKD". The Company's stock was now traded on the NASDAQ "pink sheets."

                  86. On March 27, 1998, Frankino officially resigned as Chairman and Chief Executive Officer of National Auto effective March 31, 1998.

                  87. THE CLEVELAND PLAIN DEALER reported on March 28, 1998, that:

                  Jonathan Kingsepp, a bond analyst with Duff & Phelps Credit Rating Co. in Chicago, said Frankino's retirement is a bad omen for investors hoping that the auditors at Deloitte & Touche were mistaken. "Based upon his timing, there is probably some truth to the allegations by the auditors, and he's being forced out," said Kingsepp, whose firm formerly rated National Auto Credit's debt.

                  88. On May 1, 1998, the due date of the Company's January 31, 1998 annual report on Form 10-K, National Auto announced that it would be unable to file the Form 10-K "because the external audit of its financial statements ha[d] not yet been completed." The May 1, 1998 press release also stated:

                  As part of its current audit process, the Company in conjunction with its independent accountants (Grant Thorton) is evaluating the sufficiency of its loan loss reserves and the methodologies utilized in the recognition of income through a comprehensive analysis of its historical portfolio performance. While the amount of any increase in loan loss reserves cannot be quantified at this time, it is expected that it will be material.

                  89. On June 2, 1998, the Company announced that it had hired a new interim chief executive officer, Thomas W. Cross

("Cross"), a principal with Jay Alix & Associates of Detroit, who had been working as an advisor to management.

                  90. On July 7, 1998, the Company announced that it repaid 38% or $31.6 million of its outstanding debt as of January 21, 1998. The Company also stated that the remainder of the debt was subject to weekly repayments of $1 million through September 30, 1998. Cross added, "With current outstanding debt of $52.2 million, NAC is exploring and evaluating refinancing options in advance of the debt maturity date of September 30, 1998."

                  91. On September 11, 1998, the Dow Jones NewsWire reported that the Chief Executive Officer of Ugly Duckling Corp. ("Ugly Duckling"), Ernest C. Garcia II ("Garcia"), had a 7.39% investment in the Company's stock. Ugly Duckling operates a chain of used car dealerships and underwrites, finances, and services installment contracts.

                  92. On October 1, 1998, the Company argued before a committee of the board of directors of the NYSE against the NYSE's application to delist National Auto's stock.

                  93. On October 6, 1998, the Company issued the following statements through a press release:

                  National Auto Credit, Inc. (NAKD) reached an agreement in principle with its lenders to extend the maturity date of amounts outstanding under credit agreements to April 30, 1999, from Sept. [sic] 30, 1998. The original deadline was Jan. 21,
                  1998 . . . . National Auto said its loan obligations currently total about $40.4 million. * * *

                  Under the extension, it has agreed to make a principal payment of $5 million and weekly payments of $1 million principal and interest at the prime rate plus 2% through Nov. 30, 1998, and $750,000 weekly thereafter. The agreement also gives the lender group a secured interest in National Auto's receivable portfolio.

                  94. On October 7, 1998, the NYSE advised the Company that a committee of its board of directors unanimously determined to delist the Company's securities. The NYSE cited the events since January 20, 1998, as released by the Company, for the reasons to delist the stock, stating:

                  The specified events fall within certain of the Rule 499 standards, including conduct not in keeping with sound public policy and an event that makes further dealing and listing of the securities on the Exchange inadvisable or unwarranted. In addition, it is the opinion of the Exchange that the Company and its management have engaged in operations which are contrary to the public interest.

                  95. On October 28, 1998, the Company announced that Grant Thorton was engaged not only to audit the Company's financial statements for fiscal 1998, but also National Auto's financial statements for the fiscal years ended 1997 and 1999:

                  National Auto Credit, Inc. (OTC Bulletin Board: NAKD) announced today that its Special Committee of the Board of Directors has engaged Grant Thorton, LLP, the Company's independent auditors to conduct audits of its financial statements for the years ended January 31, 1997 and 1999. Upon completion of these audits and in conjunction with the completion of the fiscal year ended January 31, 1998 audit, which has been substantially completed, the Company would then be able to file an Annual Report on Form 10-K, with the [SEC], which would include the required audited financial statements for the three years ending January 31, 1999. This filing is tentatively scheduled to occur in April, 1999.

                  96. On November 11, 1998, National Auto announced that it had paid off substantially all of its outstanding lender debt totaling approximately $34.9 million. The November 11, 1998 press release stated that "The Company was able to make this payment utilizing a portion of a $46.7 million federal income tax refund which was received on November 9, 1998."

                  97. On November 19, 1998, the SEC granted the NYSE's application to strike from listing and registration National Auto's common stock.
                  98. On November 23, 1998, National Auto's acting president, Edward T. Anderson resigned, effective immediately, for "personal reasons." Cross assumed his responsibilities.

VIOLATIONS OF GENERALLY ACCEPTED
ACCOUNTING PRINCIPALS ("GAAP")
--------------------------------

                  99. During the Class Period, defendants materially misled the investing public, thereby inflating the price of National Auto securities, by publicly issuing false and misleading statements and omitting to disclose material facts necessary to make defendants' statements, as set forth herein, not false and misleading. Said statements and omissions were materially false and misleading in that they failed to disclose material adverse information and misrepresented the truth about the Company, its financial performance, accounting, reporting and financial condition in violation of GAAP.

                  100. GAAP consists of those principles recognized by the accounting profession as the conventions, rules, and procedures necessary to define accepted accounting practice at the particular time. Regulation S-X, to which National Auto is subject as a registrant under the Exchange Act, 17 C.F.R.
Section 210.

4-01(a)(1), provides that financial statements filed with the SEC, which are not prepared in compliance with GAAP, are presumed to be misleading and inaccurate.

                  101. SEC Rule 13a-13 requires issuers to file quarterly reports. SEC Rule 12b-20 requires that periodic reports contain such further information as is necessary to make the required statements, in light of the circumstances under which they are made, not misleading. In addition, Item 303 of Regulation S-K requires that, for interim periods, the MD&A must include, among other things, a discussion of any material changes in the registrant's results of operations with respect to the most recent fiscal year-to-date period for which an income statement is provided. Instructions to Item 303 require that this discussion identify any significant elements of the registrant's income or loss from continuing operations that do not arise from or are not necessarily representative of the registrant's ongoing business.

                  102. Item 303(a)(2)(ii) to Regulation S-K requires the following discussion in the MD&A of a company's publicly filed reports with the
SEC:

                  Describe any known trends or uncertainties that have had or that the registrant reasonably expects will have a material favorable or unfavorable impact on net sales or revenues or income from continuing operations. If the registrant knows of events that will cause a material change in the relationship between costs and revenues (such as known future increases in costs of labor or materials or price increases or inventory adjustments), the change in relationship shall be disclosed.

                  103. Paragraph 3 of the Instructions to Item 303 states in relevant part:

                  The discussion and analysis shall focus specifically on material events and uncertainties known to management that would cause reported financial information not to be necessarily indicative of future operating results or of future financial condition. This would include descriptions and amounts of (A) matters that would have an impact on future operations and have not had an impact in the past . . .

                  104. GAAP requires the recognition of a provision for non-collectible receivables and an associated allowance as evidenced by the following authoritative accounting literature:

                  (a) Accounting Principles Board Opinion No. 10 paragraph 12 which states: "The Board . . . believes that revenues should ordinarily be accounted for at the time a transaction is completed, with appropriate provision for uncollectible accounts."

                  (b) Accounting Principles Board Opinion No. 10 footnote 8 which states: "The Board recognizes that there are cases where receivables are collectible over an extended period of time and, because of the terms of the transaction or other conditions, there is no reasonable basis for estimating the degree of collectibility. When such circumstances exist, and as long as they exist, either the installment method or the cost recovery method of accounting may be used."

                  (c) Accounting Principles Board Opinion No. 12 which states (in paragraphs 2 and 3) the following: "It is generally accepted that accumulated allowances . . . and asset valuation allowances for losses such as those on receivables. . . should be deducted from the assets to which they relate."

                           "It is the Board's opinion that such allowances should be deducted from the assets or groups of assets to which the allowances relate, with appropriate disclosure."

                  (d) Statement of Financial Accounting Standards No. 5 which states (in paragraph 22): "Losses from uncollectible receivables shall be accrued . . . even though the particular receivables that are uncollectible may not be identifiable."

                  (e) Statements of Financial Accounting Standards No. 5 which states (in paragraph 23): "Inability to make a reasonable estimate of the amount of the loss from uncollectible receivables . . . precludes accrual and may, if there is significant uncertainty as to the cost recovery method, or some other method of revenue recognition be used."

                  105. The GAAP requirement for recognition of an adequate provision for non-collectible receivables and an associated allowance applies to interim financial statements as required by Accounting Principles Board Opinion No. 28. This authoritative pronouncement states (paragraph 17) that:

                           The amounts of certain costs and expenses are frequently subjected to year-end adjustments even though they can be reasonably approximated at interim dates. To the extent possible such adjustments should be estimated and the estimated costs and expenses assigned to interim periods so that the interim periods bear a reasonable portion of the anticipated annual amount. Examples of such items include . . . allowance for uncollectible accounts . . .

                  106. The Company's financial statements contained in the 1997 Form 10-K and quarterly reports filed with the SEC on Forms 10-Q for the quarterly periods ended April 30, 1997, July 31, 1997, and October 31, 1997, violated the following GAAP, among others:

                  a. The principle that financial reporting should provide information about the economic resources of an enterprise, the claims to those resources, and the effects of transactions, events and circumstances that change resources and claims to those resources was violated (FASB Statement of Concepts No. 1,
                           Section 40);

                  b. The principle that financial reporting should provide information about how management of an enterprise has discharged its stewardship responsibility to owners (stockholders) for the use of enterprise resources entrusted to it was violated. To the extent that management offers securities of the enterprise to the public, it voluntarily accepts wider responsibilities for accountability to prospective investors and to the public in general (FASB Statement of Concepts No. 1, Section 50);

                  c. The principle that financial reporting should provide information about an enterprise's financial performance during a period was violated. Investors and creditors often use information about the past to help in assessing the prospects of an enterprise. Thus, although investment and credit decisions reflect investors' expectations about future enterprise performance, those expectations are commonly based at least partly on evaluations of past enterprise performance (FASB Statement of Concepts No. 1, Section 42);

                  d. The principle of completeness, which means that nothing is left out of the information that may be necessary to ensure that it validly represents underlying events and conditions, was violated (FASB Statement of Concepts No. 2, Section 79);

                  e. The principle that revenues should ordinarily be accounted for at the time a transaction is complete, with appropriate provision for uncollectible accounts, was violated (APB Opinion No. 10 paragraph);

                  f. The principle that revenues and gains generally are not recognized until realized or realizable, and revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues was violated. (Statement of Financial Accounting Concepts No. 5, Paragraph 83);

                  g. The principle that the quality of reliability and, in particular, of representational faithfulness leaves no room for accounting representations that subordinate substance to form was violated. (Statement of Financial Accounting Concepts No. 2, Paragraph 160);

                  h. The principle that losses be accrued for when a loss contingency exists was violated. (Statement of Financial Accounting Standards No. 5, Accounting for Contingencies paragraph 8);

                  i. The principle that if no accrual is made for a loss contingency disclosure of the contingency shall be made when there is at least a reasonable possibility that a loss or an additional loss may have been incurred was violated. (Statement of Financial Accounting Standards No. 5, Accounting for Contingencies paragraph 10);

                  j. The principle that asset valuation allowances for losses should be deducted from the assets or groups of assets to which they relate with appropriate disclosure, was violated. (APB Opinion No. 12, paragraphs 2 and 3);

                  k. The principle that financial statements should disclose information about various components of earnings and comprehensive income was violated. (Statement of Financial Accounting Concepts No. 2, Paragraph 31);

                  1. The principle that financial reporting should provide information that is useful to present and potential investors and creditors and other users in making rational investment, credit and similar decisions was violated (FASB Statement of Concepts No.
                           1);

                  m. The principle that financial reporting should be reliable and that it represents what it purports to represent was violated. That information should be reliable as well as relevant to a notion that is central to accounting (FASB Statement of Concepts No.
                           2);

                  n. The principle that conservatism be used as a prudent reaction to uncertainty to try to ensure that uncertainties and risks inherent in business situations are adequately considered was violated. (FASB Statement of Concepts);

                  o. The financial statements of the Company were not presented "fairly" in conformity with GAAP because (AU Section 411) the financial statements, including the related notes, are not informative of matters that affected their use, understanding, and interpretation, and because the financial statements do not reflect the underlying events and transactions in a manner that presents the financial position and the results of operations within a range of acceptable limits that were reasonable and practicable to attain in financial statements.

                  107. In addition, during the Class Period defendants violated SEC disclosure rules:

                          (a) Defendants failed to disclose the existence of
                  known trends, events or uncertainties that it reasonably expected would have a material unfavorable impact on net revenues or income or that were reasonably likely to result in the Company's liquidity decreasing in a material way, in violation of Item 303 of Regulation S-K under the federal securities laws (17 C.F.R. 229.303), and that failure to disclose rendered the statements that were made during the Class Period materially false and misleading; and

                           (b) by failing to file financial statements with the
                  SEC which conformed to the requirements of GAAP, such financial statements were presumptively misleading and inaccurate pursuant to Regulation S-X, 17 CFR 210.4-01(a)(1).


                  108. The Company was required to disclose, in its financial statements, the existence of the material facts described herein and to appropriately recognize and report assets, revenues, and expenses in conformity with GAAP. The Company failed to make such disclosures and to account for and to report its financial statements in conformity with GAAP.

                  109. Due to the Company's pervasive mosaic of material omissions, materially misleading disclosures, deceptive disclosures, and non-GAAP accounting, the Form 10-K and Forms 10-Q, (and the financial statements contained therein), which defendants caused to be filed with the SEC during the Class Period, were materially false and misleading.

                  110. Defendants knew, or were reckless in not knowing, the facts which indicated that the fiscal 1998 and all of the

Company's interim financial statements, press releases, public statements, and filings with the SEC, which were disseminated to the investing public during the Class Period, were materially false and misleading for the reasons set forth herein.

                  111. Had the true financial position and results of operations of the Company been disclosed during the Class period, National Auto's common stock would have traded at prices well below that which it did.

                             ADDITIONAL SCIENTER ALLEGATIONS
                             -------------------------------

                  112. As alleged herein, defendants acted with scienter in that they knew or recklessly disregarded that the public documents and statements issued or disseminated in the name of the Company were materially false and misleading; knew or recklessly disregarded that such statements or documents would be issued or disseminated to the investing public; and knowingly participated in the issuance or dissemination of such statements or documents as primary violators of the federal securities laws.

                  113. As set forth elsewhere herein in detail, the Individual Defendants, by virtue of their receipt of information reflecting the true facts regarding the Company and/or their control over the Company, which made them privy to confidential proprietary information, participated in the fraudulent scheme alleged herein. With respect to non-forward-looking statements and/or omissions, defendants knew and/or recklessly disregarded the falsity and misleading nature of the information which they caused to be disseminated to the investing public.

                  114. The Individual Defendants engaged in such a scheme and course of conduct to inflate the price of National Auto common stock in order to: (i) comply with the debt covenants in the Company's credit facilities and
(ii) profit from the sale of the Company's common stock at artificially inflated prices.

                  115. The Individual Defendants had the opportunity to commit and participate in the wrongful conduct complained of herein. Each is, or was, a senior executive officer of National Auto and, accordingly, controlled the information disseminated to the investing public in National Auto's press releases, SEC filings, and communications with analysts. Thus, each could falsify, and did falsify, the information that reached the public about National Auto's financial condition, results of operations and future prospects.

                  116. While defendants were issuing false and misleading statements about National Auto's operations, and concealing or obscuring negative information and known trends, defendants Bronchetti and Howard, and other insiders, who had access to confidential information and were each aware of the truth about the adverse facts regarding the Company, were benefitting from the illegal course of conduct described in this Complaint by selling National Auto stock without disclosing the material adverse facts about the Company to which they were privy. As alleged herein, these corporate insiders sold in excess of 21,000 shares of National Auto Stock for proceeds of more than $97,000.

                  117. Further, defendants were motivated to conceal the inadequate condition of the Company's internal controls, and did so, because National Auto was in the process of negotiating a new $97.5 million credit line and selling $45 million of debt in a private offering. Had the true condition of the Company's operations been known, those transactions would likely have not been completed on their favorable terms, if at all.

                                     COUNT I
                                     -------

                    (AGAINST ALL DEFENDANTS FOR VIOLATIONS OF
                       SECTIONS 10(B) OF THE EXCHANGE ACT
                   AND SEC RULE 10B-5 PROMULGATED THEREUNDER)
                   ------------------------------------------


                  118. Plaintiffs repeat and reallege all of the preceding paragraphs, as if set forth fully herein.

                  119. During the Class Period, defendants materially misled the investing public, thereby inflating the price of National Auto stock, by publicly issuing false and misleading statements and omitting to disclose material facts necessary to make defendants' statements, as set forth herein, not false and misleading. Said statements and omissions were materially false and misleading in that they failed to disclose material adverse information and misrepresented the truth about the Company, its business, finances, and operations, including, INTER ALIA that:

                       (a) the Company's financial statements were not prepared in accordance with GAAP which and in accordance with the federal securities laws and SEC regulations concerning fair reporting;

                       (b) the Company's reserves for credit losses were inadequate at all relevant times;

                       (c) the Company falsely overstated its financial condition, and materially overstated income and earnings per share;

                       (d) the Company had violated GAAP and its own accounting policies by improperly recording income and earnings;

                       (e) the rapid and aggressive growth of the Company's credit base together with the diminished credit quality of its customer base would and did lead to increased rates of delinquencies and resulting losses that caused a deterioration in the overall performance of the Company's credit portfolio;

                       (f) the Company's seeming growth was the result of fictitious and improper accounting entries; and

                       (g) the Company's estimates, projections, and opinions as to its expected revenues, earnings, income and value of its stock were lacking in reasonable basis at all relevant times.

                  120. Defendants as the senior officers and/or directors of the Company, had actual knowledge or acted in reckless disregard of the misrepresentations concerning the underwriting guidelines and reserve levels during the Class Period. At least by virtue of their positions within the Company and their accounting and finance background, defendants also knew or recklessly disregarded that the Company's provision for credit losses was materially understated and that, accordingly, the Company's representations about the adequacy of the provision for credit losses in its public filings with the SEC and in its press releases throughout the Class Period were false and misleading.

                  121. As a result of the above-described acts, defendants, severally and in concert, directly and indirectly, by use of the means and instrumentalities of interstate commerce, violated Section 10(b) of the Exchange Act and Rule l0b-5 promulgated thereunder in that they knowingly or recklessly
(a)
employed devices schemes and artifices to defraud; (b) made untrue statements of material facts or omitted to state material facts necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading; or (c) engaged in acts, practices and a course of business that operated as a fraud or deceit upon plaintiffs and the Class in connection with their purchases of the Company's common stock.

                  122. As a result of the deceptive practices and false statements described herein, the market price of the Company's common stock was inflated artificially throughout the Class Period.

                  123. Plaintiffs and the Class, relying on the integrity of the market and/or defendants' misrepresentations, purchased National Auto common stock during the Class Period at artificially inflated prices. Had plaintiffs and the Class known the truth concerning the misrepresented and/or omitted facts described herein, they would not have purchased the National Auto common stock at the prices that were paid, if at all. At the time of the purchases by plaintiff and the members of the Class, the true value of National Auto common stock was substantially less than the prices paid by plaintiffs and the Class. Accordingly, plaintiffs and the members of the Class have been damaged as a result of defendants' wrongdoing.

                                    COUNT II
                                    --------

                       (PURSUANT TO SECTION 20 (A) OF THE
                 EXCHANGE ACT AGAINST THE INDIVIDUAL DEFENDANTS)
                 -----------------------------------------------

                  124. Plaintiffs repeat and reallege each of the foregoing paragraphs as if fully set forth herein.

                  125. This claim is brought against the Individual Defendants.

                  126. The Individual Defendants acted as controlling persons of National Auto within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their high-level positions, participation in and/or awareness of the Company's operations and/or intimate knowledge of the Company's financial condition, operations, production cycles, and products, the Individual Defendants had the power to influence and control and did influence and control, directly or indirectly, the decision-making of the Company, including the content and dissemination of the various statements that plaintiffs contend are false and misleading. The Individual Defendants were provided with or had unlimited access to copies of the Company's reports, press releases, public filings, and other statements alleged by plaintiffs to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

                  127. As set forth above, defendants violated Section 10(b) and Rule 10b-5 by their acts and omissions as alleged in this Complaint. By virtue of their positions as controlling persons, the Individual Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of defendants' wrongful conduct, plaintiffs and the other members of the Class suffered damages in connection with their purchases of the Company's securities during the Class Period.

                  WHEREFORE, plaintiffs on behalf of themselves and the Class pray for judgment as follows:


                           A. declaring  this action to be a proper  class
action maintainable pursuant to Rule 23 of the Federal Rules of Civil Procedure and plaintiffs to be proper class representatives;

                           B. awarding plaintiffs and the Class compensatory
damages, together with appropriate prejudgment interest at the maximum rate allowable by law;

                           C. awarding plaintiffs and the Class their costs and
expenses for this litigation, including reasonable attorneys' fees and other disbursements; and

                           D. awarding plaintiffs and the Class such other and
further relief as may be just and proper under the circumstances.

TRIAL BY JURY IS HEREBY DEMANDED AS TO ALL ISSUES SO TRIABLE.

Dated:  December 9, 1998
                                       MCCARTHY, LEBIT, CRYSTAL &
                                          HAIMAN CO., L.P.A.


                                       /s/ James E. Burns
                                       --------------------------------
                                       Mark B. Cohn (0027878)
                                       Daniel R. McCarthy (0007111)
                                       James E. Burns (0037330)
                                       1800 Midland Building
                                       101 Prospect Avenue West
                                       Cleveland, OH 44115
                                       (216) 696-1422


                                       LIAISON COUNSEL FOR PLAINTIFFS
                                       AND THE CLASS

                                       WECHSLER HARWOOD HALEBIAN
                                          & FEFFER LLP
                                       Robert I. Harwood
                                       Jeffrey M. Haber
                                       Frederick W. Gerkens, III
                                       488 Madison Avenue, 8th Floor
                                       New York, NY  10022
                                       (212) 935-7400


                                       LEAD COUNSEL FOR PLAINTIFFS AND
                                       THE CLASS

                                       BARRACK, RODOS & BACINE
                                       Sheldon L. Albert
                                       Leslie B. Molder
                                       3300 Two Commerce Square
                                       2001 Market Street
                                       Philadelphia, PA  19103
                                       (215) 963-0600

                                       GOODKIND LABATON RUDOFF
                                          & SUCHAROW LLP
                                       Jonathan M. Plasse
                                       Emily C. Komlossy
                                       100 Park Avenue
                                       New York, NY  10017
                                       (212) 907-0700

                                       SUSMAN & WATKINS
                                       Charles R. Watkins, Jr.
                                       Robert J. Emanuel
                                       Two First National Plaza,
                                       Suite 600
                                       Chicago, IL  60603
                                       (312) 346-3446


                                       EXECUTIVE COMMITTEE MEMBERS FOR
                                       PLAINTIFFS AND THE CLASS

                                       BERGER & MONTAGUE, P.C.
                                       Stanley R. Wolfe
                                       1622 Locust Street
                                       Philadelphia, PA  19103
                                       Telephone: (215) 875-3000

                                       BERNSTEIN, LIEBHARD & LIFSHITZ
                                       Mel E. Lifshitz
                                       274 Madison Avenue
                                       New York, NY  10016
                                       (212) 779-1414

                                       GILMAN & PASTOR, L.L.P.
                                       Peter A. Lagorio
                                       Edward L. Manchur
                                       One Boston Place, 28th Floor
                                       Boston, MA  02108
                                       Telephone: (617) 589-3750

                                       GOODMAN, WEISS, MILLER
                                       Richard S. Mitchell
                                       Steven J. Miller
                                       100 Erieview Plaza, 27th Floor
                                       Cleveland, OH  44114
                                       Telephone:  (216) 696-3366

                                       HANZMAN CRIDEN KORGE & CHAYKIN
                                       200 S. Biscayne Boulevard
                                       Suite 2100
                                       Miami, FL  33131
                                       Telephone: (305) 579-1222

                                       KAUFMAN & CUMBERLAND
                                       Frank R. DeSantis
                                       1500 Republic Building
                                       25 Prospect Avenue West
                                       Cleveland, OH  44115

                                       The Law Office of
                                       Leo W. Desmond
                                       Leo W. Desmond
                                       2161 Palm Beach Lakes Boulevard
                                       Suite 204
                                       West Palm Beach, FL  33409
                                       Telephone: (561) 712-8000

                                       LOWEY DANNENBERG BEMPORAD &
                                          SELINGER, P.C.
                                       One North Lexington Avenue
                                       White Plains, NY  10601
                                       (914) 997-0500

                                       MILBERG WEISS BERSHAD HYNES
                                          & LERACH LLP
                                       Steven G. Schulman
                                       Samuel H. Rudman
                                       One Pennsylvania Plaza
                                       New York, NY  10119
                                       Telephone: (212) 594-5300

                                       MURRAY & MURRAY CO.
                                       Dennis E. Murray, Jr.
                                       111 East Shoreline Drive
                                       P.O. Box 19
                                       Sandusky, OH  44871
                                       Telephone:  (419) 624-3000

                                       RABIN & PECKEL, LLP
                                       Brian Murray
                                       275 Madison Avenue
                                       New York, NY  10016
                                       Telephone: (212) 682-1818

                                       SCHIFFRIN CRAIG & BARROWAY LLP
                                       Andrew L. Barroway
                                       Three Bala Plaza East,
                                       Ste. 400
                                       Bala Cynwyd, PA  19004
                                       Telephone:  (610) 667-7706

                                       STARR & HOLMAN LLP
                                       Zachary A. Starr
                                       David Bergenfeld
                                       10 East 40th Street
                                       New York, NY  10016
                                       Telephone:  (212) 684-6442

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


                                       STRAUSS & TROY
                                       Richard S. Wayne
                                       William K. Flynn
                                       2100 Central Trust Center
                                       201 East Fifth Street
                                       Cincinnati, OH  45202
                                       Telephone:  (513) 621-2121

                                       STULL, STULL & BRODY
                                       Jules Brody
                                       Six East 45th Street
                                       New York, NY  10017
                                       Telephone:  (212) 687-7230

                                       WEISS & YOURMAN
                                       Joseph H. Weiss
                                       Joseph D. Cohen
                                       Jack I. Zwirck
                                       555 Fifth Avenue, Ste. 1600
                                       New York, NY  10176
                                       Telephone:  (212) 682-3025

                                       WEISMAN, GOLDBERG & WEISMAN
                                         Co., L.P.A.
                                       Robert E. Kennedy
                                       Mark T. Gibbons
                                       1600 Midland Bldg.
                                       101 Prospect Avenue West
                                       Cleveland, OH  44115
                                       Telephone:  (216) 781-1111

                                       WOLF POPPER LLP
                                       Marian P. Rosner
                                       Robert C. Finkel
                                       Suzanne R. Elovic
                                       845 Third Avenue
                                       New York, NY  10022
                                       Telephone:  (212) 759-4600

                                       ATTORNEYS FOR PLAINTIFFS


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